ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2005 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 12, 2005 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2005.

EST reported sales for the second quarter 2005, of $547,178, compared to sales of $687,919 for the same quarter in 2004. For the second quarter of 2005 the Company recorded a Net Loss of $14,718, or $0.00 per share, compared with Net Income of $78,575, or $0.01 per share, for the second quarter of 2004. For the six month period, EST recorded Net Income of $5,247 or $0.00 per share on sales of $1,130,184 for the six month period ended June 30, 2005, compared with Net Income of $147,687 or $0.03 per share on sales of $1,332,459 for the same period in 2004.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2005	June 30 2004	June 30 2005	June 30 2004
Sales	$547,178	$687,919	$ 1,130,184	$ 1,332,459
Net income (loss) before tax	(17,363)	118,915	19,963	223,759
Net Income (loss)	(14,718)	78,575	5,247	147,687
Weighted average common Shares outstanding	5,148,667	5,098,667	5,148,667	5,098,667
Basic Earnings (Loss) per Share	$(0.00)	$ 0.01	$ 0.00	$ 0.03
Diluted Earnings (Loss) per Share	$(0.00)	$ 0.01	$ 0.00	$ 0.03

Selected Balance Sheet Information
(Unaudited)
	June 30, 2005	December 31, 2004
Cash and cash equivalents	$ 563,380	$ 488,480
Total current assets	2,623,216	2,707,916
Property & equipment (net)	234,946	253,456
Total assets	2,903,995	2,983,296
Total current liabilities	174,311	209,035
Long-term debt	-0-	-0-
Long-term debt	-0-	-0-
Stockholders' equity	2,656,484	2,698,761

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM